EXHIBIT 99.1

News Release
The York Water Company
130 East Market Street
Contact:	Jeffrey R. Hines, President	York, PA 17401
or
Kathleen M. Miller, Chief Financial Officer

Phone:	717-845-3601	FOR IMMEDIATE RELEASE

YORK WATER COMPANY ANNOUNCES EARNINGS
 FOR ITS 194th YEAR OF OPERATION IN 2009

York, Pennsylvania, March 9, 2010:  The York Water Company’s (NASDAQ:YORW) President, Jeffrey R. Hines, announced today that the Company posted its fourth quarter and 2009 earnings.

President Hines reported that the operating revenues for the fourth quarter of 2009 increased $405,000 over the fourth quarter of 2008.  Net income for the fourth quarter increased $46,000 compared to the fourth quarter of 2008, and earnings per share for the fourth quarter of 2009 were $0.02 lower than the fourth quarter of 2008.  The primary contributing factor to the increase in net income was higher operating revenues which were partially offset by increased expenses.  Fourth quarter earnings per share declined due to having a larger number of shares outstanding.

On November 24, 2009, the quarterly dividend was increased 1.60 percent to $0.128 per share, bringing the total dividends declared in 2009 to $0.506 per share.  2009 marked the 13th consecutive year of dividend increases and the 194th consecutive year of dividends. It is believed that The York Water Company has the longest consecutive dividend streak of any corporation in America.

President Hines also reported that the operating revenues for 2009 were up $4,205,000 and that net income increased $1,081,000 compared to 2008.  Earnings per share were $0.64, a $0.07 increase over 2008. The primary contributing factor to the increase in net income was higher water revenues. In addition, cost savings were realized by reducing a variety of expenses during these difficult economic times.  The increased revenues and cost savings were partially offset by increased depreciation, increased interest expense on debt, increased chemical costs and higher salary, wage, and personnel expenses.  Earnings will be reinvested into the Company for future acquisitions and to improve and expand the Company’s infrastructure.

During the year, the Company invested $12.5 million in construction projects and $2.2 million for the acquisitions of West Manheim and Beaver Creek Village water systems.  The Company is now authorized to serve in 46 municipalities in Adams and York Counties. Population served grew in 2009 to approximately 180,000.  In addition to extensive distribution system improvements, the Company constructed a new standpipe and booster station and replaced aging infrastructure. During 2009, the Company installed, acquired, replaced, and relined approximately 286,000 feet of pipe to extend and improve its distribution system, reduce ongoing expenses, and improve customer service. President Hines reported that York Water plans to continue to invest in infrastructure at a rate necessary to ensure a safe, adequate, and reliable water supply for the Company’s growing customer base.

	Period Ended December 31
	In 000's (except share and per share)
	Quarter		Twelve Months
	2009	2008	2009	2008
Operating Revenues	$9,309	$8,904	$37,043	$32,838
Net Income	$2,011	$1,965	$ 7,512	$ 6,431
Average Number of Common Shares Outstanding	12,530	11,337	11,695	11,298
Basic Earnings Per Common Share	$ 0.16	$ 0.18	$ 0.64	$ 0.57
Dividends Paid Per Common Share	$0.128	$0.126	$ 0.506	$ 0.489

This news release may contain forward-looking statements regarding the Company’s operational and financial expectations. These statements are based on currently available information and are subject to risks, uncertainties, and other events which could cause the Company’s actual results to be materially different from the results described in this statement. The Company undertakes no duty to update any forward-looking statement.

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